                                                                 Exhibit 7



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-6 No. 333-52194), which is incorporated by reference into Post-Effective Amendment No. 2, pertaining to the Lincoln Life & Annuity Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) March 30, 2001, with respect to the statutory-basis financial statements of Lincoln Life & Annuity Company of New York, and (b) March 1, 2001, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account M.

Fort Wayne, Indiana                        /s/ Ernst & Young LLP
November 6, 2001